Exhibit 2.1

AMENDMENT NO. 1 TO

BUSINESS COMBINATION AGREEMENT

This AMENDMENT No. 1 TO BUSINESS COMBINATION AGREEMENT (this “Amendment”) is dated as of October 30, 2020, by and between Aon plc, an Irish public limited company (“Aon”), and Willis Towers Watson Public Limited Company, an Irish public limited company (“WTW”).  Capitalized terms used herein without definition shall have the meaning ascribed to them in the Business Combination Agreement (as defined below).

WHEREAS, Aon plc, a company incorporated under the laws of England and Wales, with registered company number 07876075 (“Aon UK”), and WTW are parties to that certain Business Combination Agreement, dated as of March 9, 2020 (as may be amended, modified or supplemented from time to time, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement was assigned by Aon UK to Aon pursuant to that certain Assignment Agreement, dated as of April 2, 2020;

WHEREAS, Section 10.1(a) of the Business Combination Agreement provides that any term of the Business Combination Agreement may be amended, modified or supplemented by a written agreement signed by Aon and WTW; and

WHEREAS, Aon and WTW desire to amend the Business Combination Agreement as described herein.

NOW, THEREFORE, the parties hereto agree as follows:

1.	AMENDMENT TO BUSINESS COMBINATION AGREEMENT

1.1	Clause (b) of Section 8.12 of the Business Combination Agreement is hereby amended and restated in its entirety to read as follows:

“(b) the Aon Board of Directors shall be comprised of twelve members (including the Aon CEO and a new director to be mutually agreed by Aon and WTW), provided that if the specific mutually agreed director becomes unable to serve or resigns prior to the Effective Time or otherwise is not part of the Aon Board at the

Effective Time, the Aon Board of Directors shall be comprised of eleven members, including the Aon CEO”.

2.	GENERAL

2.1The Business Combination Agreement, as amended by this Amendment, together with any other writings referred to in the Business Combination Agreement or delivered pursuant thereto which form a part thereof, contain the entire agreement among the parties with respect to the subject matter thereof and amend, restate and supersede all prior and contemporaneous arrangements or understandings with respect thereto.

2.2Upon the effectiveness of this Amendment, on and after the date hereof, each reference in the Business Combination Agreement to “this Agreement,” “hereunder,” “hereof,” “herein” or words of like import shall mean and be a reference to the Business Combination Agreement, as amended hereby.  Except as specifically amended above, the Business Combination Agreement shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

2.3The following provisions of the Business Combination Agreement shall apply to this Amendment mutatis mutandis: Section 10.4 (Notices), Section 10.8 (Counterparts), Section 10.11 (Governing Law; Jurisdiction), Section 10.13 (Assignment) and Section 10.14 (Enforcement; Remedies).

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

AON PLC

By:	/s/ Gregory C. Case
Name:	Gregory C. Case
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.

WILLIS TOWERS WATSON PUBLIC LIMITED COMPANY

By:	/s/ John J. Haley
Name:	John J. Haley
Title:	Chief Executive Officer

[Signature Page to Amendment No. 1 to Business Combination Agreement]